SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

  / /  Preliminary Proxy Statement   / / Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

  /X/  Definitive Proxy Statement

  / /  Definitive Additional Materials

  / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            R.P. SCHERER CORPORATION
                (Name of Registrant as specified in its charter)

                                       N/A
    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 /X/     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         of Schedule 14A.
 / / $500 per each party to the controvery pursuant to Exchange Act Rule 14a-6(i)(3).
 / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         1)  Title of each class of securities to which transaction applies:
         2)  Aggregate number of scurities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)  Proposed maximum aggregate value of transaction:
         5)  Total fee paid:

 / /  Fee paid previously with preliminary materials.
 / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount previously paid:
      2)  Form, Schedule, or Registration Statement No.:
      3)  Filing party:
      4)  Date filed:

                            R.P. SCHERER CORPORATION
                            2075 West Big Beaver Road
                                  P.O. Box 7060
                               Troy, MI 48007-7060

                                                                   July 28, 1995

     Dear Shareholder:

     Your Board of Directors joins me in extending to you a cordial invitation to attend the 1995 Annual Meeting of Stockholders which will be held on September 12, 1995 at The Townsend Hotel, 100 Townsend Avenue, Birmingham, Michigan. Please note that this year's meeting will start promptly at 1:00 p.m. local time.

     We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's continued progress, including the status of our Advanced Therapeutic Products Group, and respond to questions you may have about the Company's business. In addition, we will vote on the matters included in the enclosed proxy statement.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

                                            Sincerely yours,

                                            /s/ John P. Cashman
                                            --------------------------
                                            John P. Cashman
                                            Chairman of the Board

            ________________________________________________________

                  TO ASSURE YOUR REPRESENTATION AT THE MEETING,
                   PLEASE DATE AND SIGN THE ENCLOSED PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
            ________________________________________________________


                            R.P. SCHERER CORPORATION
                            2075 WEST BIG BEAVER ROAD
                                  P.O. BOX 7060
                            TROY, MICHIGAN 48007-7060
                                 (810) 649-0900

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               September 12, 1995

     The Annual Meeting of Stockholders of R.P. Scherer Corporation will be held on September 12, 1995 at The Townsend Hotel, 100 Townsend Avenue, Birmingham, Michigan, beginning at 1:00 p.m. local time for the following purposes:

         1. To elect directors of the Company to serve until the next Annual Meeting and until their respective successors shall be elected and shall qualify;

         2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1996;

         3. To ratify an amendment to the 1992 Stock Option Plan for key members of management of the Company; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 14, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Whether or not you plan to be present at the meeting in person, please fill in, date and sign the enclosed proxy and return it promptly in the self-addressed envelope. It does not require postage if mailed in the United States.

                       By Order of the Board of Directors,

                                                              Nicole S. Williams
                                                             Corporate Secretary

     July 28, 1995

                            R.P. SCHERER CORPORATION
                            2075 WEST BIG BEAVER ROAD
                                 P. O. BOX 7060
                            TROY, MICHIGAN 48007-7060


                                 (810) 649-0900

                                 PROXY STATEMENT

         The accompanying proxy is solicited on behalf of the Board of Directors of R.P. Scherer Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on September 12, 1995 at The Townsend Hotel, 100 Townsend Avenue, Birmingham, Michigan, beginning at 1:00 p.m. local time. It is expected that this Proxy Statement and the accompanying proxy will be mailed commencing August 7, 1995 to each stockholder entitled to vote.

         Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting or by written notice delivered to the Corporate Secretary of the Company prior to the meeting. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of directors, the ratification of the appointment of auditors, the ratification of an amendment to the 1992 Stock Option Plan, and in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

         On July 14, 1995, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 23,328,570 shares of common stock (the "Common Stock"), and there were no outstanding shares of any other class of stock. Each holder of the Common Stock is entitled to one vote for each share of such stock held by him. A majority of the outstanding shares, whether present in person or by proxy, is required to constitute a quorum to transact business at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
         MANAGEMENT

         The following table sets forth information as of June 30, 1995, regarding the beneficial ownership of Common Stock of the Company by principal holders, by each director of the Company beneficially owning Common Stock and by all officers and directors of the Company as a group.


                                                         NUMBER OF COMMON
                     NAME AND ADDRESS                        SHARES                    PERCENT
                     ----------------                        ------                    -------
         Janus Capital Corporation (1)
              100 Fillmore Street, Suite 300
              Denver, Colorado  80206                       3,099,090                   13.3%

         Provident Investment Counsel(2)
              300 North Lake Avenue, Suite 1001
              Pasadena, CA  91101                           1,754,700                    7.5%

         The Equitable Companies (3)
              787 Seventh Avenue
              New York, NY  10019                           1,332,900                    5.7%

         John P. Cashman                                      618,651                    2.6%
         Aleksandar Erdeljan                                  689,651                    2.9%
         Nicole S. Williams                                    34,306                    -
         Thomas J. Stuart                                      17,843                    -
         Louis Lasagna                                         12,000                    -
         Robert H. Rock                                        12,000                    -
              R.P. Scherer Corporation(4)
              2075 West Big Beaver Road
              Troy, Michigan 48084

         All officers and directors as a group(4)           1,384,451                    5.6%
================================================================================================

(1) As reported in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (the "SEC") by Janus Capital Corporation ("Janus"), Janus, Janus Venture Fund ("JVF"), and Thomas H. Bailey ("Bailey" - shareholder of Janus, who, through stock ownership thereof, is deemed to exercise control over Janus), exercised as of December 31, 1994, voting and dispositive power with respect to 3,099,090 shares, 1,431,900 shares, and 3,099,090 shares, respectively. Janus and Bailey have advised that with respect to such shares, other investment companies registered with the SEC (including JVF) have the right to receive any dividends from, or the proceeds from the sale of, these securities, and that Janus and Bailey disclaim beneficial interest in such shares.

(2) As reported in Amendment No. 2 to Schedule 13G filed with the SEC by Provident Investment Counsel ("Provident"), Provident and Robert M. Kommerstad ("Kommerstad" - shareholder of Provident, who, through stock ownership thereof, is deemed to exercise control over Provident), exercised as of December 31, 1994, voting and dispositive power with respect to 1,331,750 shares, and dispositive power only with respect to 422,950 shares.

(3) As reported in Amendment No. 1 to Schedule 13G filed with the SEC, these shares are owned jointly on behalf of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle, as a group, as well as AXA (cumulatively, "Mutuelles AXA"), The Equitable Companies Incorporated ("Equitable"), and Alliance Capital Management L.P. ("Alliance"). The Mutuelles AXA exercised as of December 31, 1994, voting and dispositive power over 150,000 shares, and Alliance exercised voting power over 868,700 shares and dispositive power over 1,182,900 shares as of that date.

(4) Each of the named individuals has (or will have upon the exercise of options exercisable within sixty days) voting and investment power with respect to all shares shown as beneficially owned by such person. The shareholdings listed include shares subject to options granted pursuant to the Company's stock plans exercisable within sixty days held as of June 30, 1995, as follows: Mr. Cashman - 572,509 shares; Mr. Erdeljan - 572,509 shares; Ms. Williams - 34,306 shares; Mr. Stuart - 17,743 shares; Mr. Lasagna - 12,000 shares; and Mr. Rock - 12,000 shares.

     DIRECTORS

     Set forth below are the name, age and employment history, including all positions held concurrently or successively in the past five years, of each of the Company's directors.


                                                            PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT
     NAME                         AGE                            AND FIVE-YEAR EMPLOYMENT HISTORY
     ----                         ---                       ------------------------------------------
     John P. Cashman              54        Chairman of the Company since August 1991 and Director of the Company since June
                                            1990.  Chairman and Director of R.P. Scherer International Corporation from 1989 to
                                            February 1995.  Chairman and President of Cashman Group Inc. since 1986.
                                            Chairman of Pharmaphil Group, Inc. from January 1987 to June 1989.   President of
                                            Manville International and Mining Group and Senior Vice President and Officer of
                                            Manville Corporation from 1984 to 1986.


     Aleksandar Erdeljan          45        President of the Company since August 1991 and Director of the Company since June
                                            1990.  President and Director of R.P. Scherer International Corporation from 1989 to
                                            February 1995. President of Pharmaphil Group, Inc. from January 1987 to June 1989.
                                            Director of Corporate Development of the Company from June 1985 to January 1987.

     Lori G. Koffman              36        Director of the Company since September 1989, and of R.P. Scherer International from September 1989 through February 1995.  Assistant Secretary of the Company since December 1989.  Director, CIBC Wood Gundy Capital since April 1995.  Senior
                                            Vice President, Lehman Brothers Inc. ("Lehman") from 1990 to December 1994.
                                            Vice President, Lehman from 1987 to 1990.

     Frederick Frank              63        Director of the Company since June 1990, and of R.P. Scherer International
                                            Corporation from August 1988 through February 1995.  Senior Managing Director of
                                            Lehman.  Also a director of Applied Bioscience International, Inc. and Physicians
                                            Computer Network.

     James A. Stern               44        Director of the Company since June 1990, and of R.P. Scherer International
                                            Corporation from June 1990 through February 1995.  Chairman of The Cypress
                                            Group, a private merchant bank, since April 1994.  Managing Director of Lehman and head of its Merchant Banking Group from 1989 to 1994.  Also a director of Noel
                                            Group, Inc., K & F Industries Inc., Lear Seating Corporation, American Marketing
                                            Industries Holdings Inc. and Infinity Broadcasting Corporation.

     Louis Lasagna, M.D           71        Director of the Company since September 1991, and of R.P. Scherer International
                                            Corporation from June 1992 through February 1995.  Dean for Scientific Affairs,
                                            Tufts University School of Medicine, since 1995.  Dean, Sackler School of Graduate
                                            Biomedical Sciences, Tufts University; Professor of Psychiatry and Professor of
                                            Pharmacology, Tufts University, in each case since 1984.  Independent consultant since 1965. Director of Tufts University Center for the Study of Drug Development
                                            since 1975.  Chairman of the Board of the United States branch of Astra
                                            Pharmaceutical Products, Inc. Member of the Board of Trustees of International Life
                                            Sciences Institute/Nutrition Foundation since 1980 and Chairman since 1991.
                                            Director of the Foundation for Nutritional Advancement since 1980.

     Robert H. Rock               44        Director of the Company since September 1991, and of R.P. Scherer International
                                            Corporation from June 1992 through February 1995.  Chairman of Metroweek
                                            Corporation since December 1988.  President of MLR Enterprises since October
                                            1987.  Chairman and Chief Executive Officer of the Hay Group from October 1986 to October 1987.  Also a director of Hunt Manufacturing Company and the Wistar
                                            Institute.


                                                            PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT
     NAME                         AGE                            AND FIVE-YEAR EMPLOYMENT HISTORY
     ----                         ---                            --------------------------------
     John E. Avery                66        Director of the Company since January 1995.  Chairman of the Americas Society and
                                            Council of the Americas since 1993, and Director since 1991.  Assistant to the
                                            Chairman of Johnson & Johnson from 1992 to 1993.  Company Group Chairman,
                                            Johnson & Johnson, from 1979 to 1992.  Also a director of the Argentine-American
                                            Chamber of Commerce.  Member of the Dean's Council at the Yale University
                                            School of Medicine, the Advisory Board of the Yale School of Organization and
                                            Management, the Board of Governors of the Foreign Policy Association, and the
                                            Council on Foreign Relations.

 BOARD MEETINGS AND COMMITTEES

 The Board of Directors met four times during the Company's fiscal year ended March 31, 1995. No member of the Board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period. The Board of Directors has three standing committees: an Audit Committee, an Executive Committee and a Compensation Committee.

 The Audit Committee consists of Directors John E. Avery (Chairman), Louis Lasagna, James A. Stern and Robert H. Rock. The principal functions of the Audit Committee are to (i) review the scope and services of the Company's independent auditors, (ii) review the Company's internal control policies and procedures, (iii) make recommendations to the full Board concerning the selection of auditors and the scope of their audit services, (iv) annually review the Company's audited financial statements and the qualifications and fees of the independent auditors of the Company, and (v) perform such other functions from time to time as requested by the full Board. The Audit Committee met three times during the 1995 fiscal year.

 The Executive Committee consists of Directors John P. Cashman, Aleksandar Erdeljan, and James A. Stern (Chairman). The Committee exercises all of the powers of the Board of Directors, except as limited by Delaware Law or by the Company's By-Laws, in the management of the business and the affairs of the Company during intervals between meetings of the Board of Directors. The Executive Committee did not meet during the 1995 fiscal year.

 The Compensation Committee consists of Directors Frederick Frank, Robert H. Rock (Chairman) and James A. Stern. The Compensation Committee, subject to final approval of the full Board, reviews and approves salaries and other benefits of officers and employees and administers the Incentive Compensation Plan, the 1992 Stock Option Plan and the Company's other compensation plans for officers and key employees. The Compensation Committee met five times during the 1995 fiscal year.

 COMPENSATION OF OUTSIDE DIRECTORS

 Directors who are not officers or employees of the Company or any of its subsidiaries ("Outside Directors") are currently paid an annual retainer of $18,000 and $1,000 for each Board meeting attended, and an additional annual retainer of $3,000 for serving as chairman of any committee of the Board of Directors. In addition, pursuant to separate option agreements, each Outside Director is initially granted options to purchase 12,000 shares of Common Stock at a price which reflects the market value at the time of grant; such options become exercisable three years from the date of grant, and expire seven years after the date of vesting.

 EXECUTIVE COMPENSATION, RETIREMENT PLANS AND OTHER TRANSACTIONS

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The Company's Compensation Committee (the "Committee") is comprised of three non-employee directors: Robert H. Rock, James A. Stern and Frederick Frank. The Committee makes recommendations to the Board of Directors concerning the remuneration plans for senior management. In addition, the Committee exercises administrative powers with respect to the Company's remuneration plans, including incentive compensation, stock option and retirement benefit plans. During fiscal 1995, the Board of Directors has neither rejected nor modified any recommendation made by the Committee.

 Compensation Philosophy

 Compensation for executive officers of the Company is designed to:

 1. Reinforce the attainment of annual performance goals while also encouraging a long-term perspective toward sustained profitable growth by providing for a substantial portion of executive officers' total compensation to be based upon the increase in economic value of the Company.

 2. Align the interests of executive officers with those of the shareholders through programs that provide a portion of annual compensation in options to purchase Common Stock of the Company, thus allowing for the accumulation of an equity interest in the Company and linking compensation with increased stock value.

 3. Enable the Company to attract and retain capable management by providing a competitive total compensation opportunity.

 Compensation Vehicles

 The primary components of executive compensation are an annual salary, an incentive compensation plan for certain executives, and a stock option plan.

 Annual Salary

 Executives officers are provided with an annual salary which is intended to fall within the median to 75th percentile of base compensation for equivalent positions with industrial employers with revenues in a range comparable to those of the Company. Annual salaries for all executives are monitored and compensation guidelines are adjusted annually as of June 1st on the basis of comparison to compensation surveys, changes in responsibilities of the executive and other information. If compensation levels are deemed appropriate, then an increase reflecting the current annual inflation rate is made. The increase to adjust for inflation as of June 1, 1995 was 3.8%.

         Incentive Compensation Plan

         The R.P. Scherer Corporation Management Incentive Compensation Plan ("Incentive Compensation Plan"), which was ratified by the shareholders in fiscal 1993, has as its purpose to provide certain management employees other than the Chairman and President an annual incentive specifically related to increases in economic value of the Company.

         Under the Incentive Compensation Plan, incentive compensation is directly linked to return generated through the employment of capital. This return, which is defined as "Economic Value Added" ("EVA"), is measured individually for each of the Company's major business divisions, as well as for the Company on a consolidated basis. EVA equals the operating profit generated less taxes and the cost of capital (based upon net operating assets) employed to generate such profit. The Incentive Compensation Plan rewards executives for increases in EVA and penalizes such executives for any decreases in EVA.

         For fiscal 1995, the EVA award, based on the EVA objectives as approved by the Board of Directors, was designed to provide an incentive award equivalent to 40% of salary for the participants in the Incentive Compensation Plan. Actual improvement in EVA for fiscal 1995 resulted in a consolidated EVA award of 71.2% as compared with the target award of 40% of salary. A portion of this award must be used to purchase stock options, as described below, and the remainder is paid as a cash bonus. This increased award resulted from a consolidated EVA increase of $11 million, which was approximately $6 million higher than the EVA increase which would have provided a 40% award. The average cash bonus earned under the Incentive Compensation Plan in fiscal 1995 by executive officers (other than the co-CEO's) which appear in the summary compensation table was 39% of total cash compensation as compared with 35% in fiscal 1994. This situation reflects continued improvement in financial results and satisfies the Committee's desire that a significant portion of total cash compensation be tied to the financial performance of the Company.

         In addition to the EVA-based award, the Committee may, at the recommendation of the Chairman and President, grant to each participant a discretionary cash award, which is a function of their performance against qualitative objectives.

         1992 Stock Option Plan

         The Stock Option Plan of R.P. Scherer Corporation and Subsidiaries ("1992 Stock Option Plan"), which was ratified by the shareholders in fiscal 1993, is designed to provide executives stock options as an additional incentive to maximize shareholder value through improved Company financial performance. Under the 1992 Stock Option Plan, 25% of the EVA award earned by participants through the Incentive Compensation Plan is applied each year to purchase options for shares of Common Stock at a cost per share option as determined under the provisions of the 1992 Stock Option Plan. Options purchased in any given year are not a function of prior holdings. The exercise price of such purchased option is the beginning of year average stock price net of the purchase cost, increased by a 10% annual rate compounded over five years. Hence, the market value of the Company's Common Stock must increase at a correspondingly higher rate before such options become in-the-money.

         For each purchased share option, the participants in the 1992 Stock Option Plan receive a granted option to purchase an additional share of Common Stock which is exercisable at an average stock price for the beginning of the year. Options may be exercised in whole or in part, but may only be exercised for an equal number of shares issuable upon the exercise of purchased options and granted options. The granted options provide an added incentive for participants to achieve results which enhance shareholder value.

         CEO Compensation

         The compensation structure for Messrs. Cashman and Erdeljan (who are co-chief executive officers) was established prior to the initial public offering of Common Stock in October 1991. Messrs. Cashman's and Erdeljan's total compensation levels have been dependent upon the economic value of the Company; an increase or a decrease in the economic value of the Company is reflected in an increase or decrease in Messrs. Cashman's and Erdeljan's total compensation. In conjunction with such performance goals, the Committee has reviewed the total compensation of Messrs. Cashman and Erdeljan in relation to the compensation levels of chief executive officers of both the "peer group companies" set forth below under Performance Graph and other industrial companies with revenues comparable to those of the Company to ensure their total compensation is within the range of total compensation paid to these other chief executive officers. The increase of 7% reflected in cash compensation for fiscal 1995 reflects the continuing improvement in economic value achieved by the Company.

         For the Chairman and President, a portion of the increase in annual salary for the coming year related to the improvement in the current year's consolidated economic value is to be used to purchase stock options as established by the Committee. Of the increase in salary for fiscal 1995, the Committee has required that a substantial portion of that increase be used to purchase stock options, as reflected in the table Option Grants for Fiscal Year 1995. This determination is based on the Committee's desire to increase as much as possible the executive's long-term investment in the Company, while maintaining the annual cash compensation in line with that of chief executives of peers and other similar-sized companies.

         Performance Graph

         The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock for the period commencing October 11, 1991 (the date of the initial public offering of the Common Stock) with the Standard and Poor's 500 Index and peer group companies.

         The following self-selected group of peer companies represents companies against whom the Company competes and against whose performance the Company is often compared by financial analysts: Alza Corporation, IVAX Corporation, Forest Laboratories, Inc., Elan Corporation, plc, and The West Company (the "Peer Group"). The Peer Group data has been weighted according to the respective company's stock market capitalization.

         Since the initial public offering in October 1991, the market value of the Company's Common Stock has nearly tripled through the end of fiscal 1995, outperforming both the S&P 500 Index and the Company's Peer Group. For fiscal 1995, total market return on the Company's common stock was 37%, while chief executive cash compensation increased 7%. The Committee believes that the Company's compensation policies are providing appropriate increases in CEO compensation as evidenced by the increased returns being realized by the Company's shareholders.

                COMPARISION OF 42 MONTH CUMULATIVE TOTAL RETURN
      Amoung R.P. Scherer Corporation, The S&P 500 Index and a Peer Group


                             10/91     12/91    3/92    6/92    9/92   12/92   3/93
R.P. Scherer Corporation      $100      $168    $153    $130    $166    $211    $149
Peer Group                    $100      $144    $125    $119    $116    $133    $108
S&P 500                       $100      $110    $107    $109    $113    $118    $124

                              6/93      9/93   12/93    3/94    6/94    9/94   12/94    3/95
R.P. Scherer Corporation      $155      $182    $207    $201    $181    $228    $249    $275
Peer Group                    $103      $ 98    $120    $102    $ 93    $ 99    $ 93    $105
S&P 500                       $124      $127    $130    $125    $126    $132    $132    $145



   Note: Represents $100 invested on October 11, 1991 in the Company's and its
         Peer Group's common stock and on September 30, 1991 in the Standard & Poor's Index. Total return assumes reinvestment of dividends.



                                              THE COMPENSATION COMMITTEE

                                                   Frederick Frank
                                                   Robert H. Rock
                                                   James A. Stern

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1995

                The following table sets forth information concerning all cash compensation paid by the Company for services rendered in all capacities during the three most recent fiscal years ended March 31, to each of its five most highly compensated corporate executive officers. For fiscal 1995, such information reflects the effects of the amendment to the 1992 Stock Option Plan, as described in Matters to be Voted Upon - Ratification of Second Amendment to the 1992 Stock Option Plan.


                                             Annual Compensation                   Long Term Compensation
                                          ----------------------------  -------------------------------------
                                                                                AWARDS (#)            Payouts
                                                                        -------------------------     -------
                                                                                      Securities
Name and                          Fiscal                                Restricted    Underlying                       All Other
Principal Position                Year     Salary       Bonus    Other     Stock      Options           LTIP          Compensation
- -------------------------------   ------  --------    --------  ------  ----------   ------------      ------        -------------
                                                         (1)      (2)       (2)                          (2)             (2, 3)

John P. Cashman                   1995    $625,697        --                          77,702                            $  9,951
Chairman and Co-Chief             1994     582,584        --                          82,458                               9,736
 Executive Officer                1993     505,625        --                          71,162                              10,123

Aleksandar Erdeljan               1995     625,697        --                          77,702                                --
President and Co-Chief            1994     582,584        --                          82,458                                --
 Executive Officer                1993     505,625        --                          71,162                                --

Nicole S. Williams                1995     212,487    $135,437                        36,562                                --
Executive Vice President,         1994     205,667     109,397                        21,390                                --
 Finance, Chief Financial         1993     195,833      94,250                        18,066                                --
 Officer, Treasurer, Secretary

Thomas J. Stuart                  1995     125,625      81,152                        21,908                                --
Vice President and                1994     113,125      60,174                        11,766                                --
  Controller                      1993     108,333      51,840                         9,936                                --

Dennis R. McGregor (4)            1995     101,833      64,795                        17,492                                --
Assistant Treasurer and           1994      64,423      35,267                         6,896                                --
 Director of Tax Operations       1993         N/A         N/A                           N/A                                 N/A

===================================================================================================================================

        (1) Messrs. Cashman and Erdeljan are not participants in the Company's bonus program.

        (2) The Company does not have restricted stock award plans, long term incentive plans ("LTIPs") or stock appreciation rights ("SARs"). Other annual compensation is below the level where disclosure would be required.

        (3) Represents contributions on behalf of Mr. Cashman to a defined contribution retirement plan. See Executive Compensation Pursuant to Plans - Employment Agreements. Such contributions are in lieu of Mr. Cashman's participation in the Company's defined benefit pension plan.

        (4)      Mr. McGregor began employment with the Company in August, 1993.

         OPTION GRANTS FOR FISCAL YEAR 1995

         The following table provides information on option grants for the Company's common stock in fiscal year 1995 to the named executive officers. Such information reflects the effects of the amendment to the 1992 Stock Option Plan, as described in Matters to be Voted Upon - Ratification of Second Amendment to the 1992 Stock Option Plan.


                                                                                            Potential Realizable Value
                                                                                              at Assumed Annual Rate
                                                                                           of Stock Price Appreciation
                                             Individual Grants                                    for Option Term
                               -----------------------------------------------------       ---------------------------
                               Securities   % of Total  Exercise
                               Underlying     Option    or Base
                                 Options    Grants for   Price         Expiration
        Name                   Granted (#)   the Year   ($/Share)         Date                5%($)          10% ($)
- -----------------------------  -----------  ----------  ---------      -------------       ----------       ----------
                                                           (1)                                 (2)             (2)
John P. Cashman:
     Purchased Portion           38,851       8.02%      $ 57.05       June 16, 2002       $  332,176       $1,313,552
     Granted Portion             38,851       8.02%        37.51       June 16, 2002        1,091,325        2,072,701

Aleksandar Erdeljan:
     Purchased Portion           38,851       8.02%        57.05       June 16, 2002          332,176        1,313,552
     Granted Portion             38,851       8.02%        37.51       June 16, 2002        1,091,325        2,072,701

Nicole S. Williams:
     Purchased Portion           18,281       3.77%        57.05       June 16, 2002          156,303          618,081
     Granted Portion             18,281       3.77%        37.51       June 16, 2002          513,513          975,291

Thomas J. Stuart:
     Purchased Portion           10,954       2.26%        57.05       June 16, 2002           93,657          370,355
     Granted Portion             10,954       2.26%        37.51       June 16, 2002          307,698          584,396

Dennis R. McGregor:
     Purchased Portion            8,746       1.81%        57.05       June 16, 2002           74,778          295,702
     Granted Portion              8,746       1.81%        37.51       June 16, 2002          245,675          466,599

======================================================================================================================


             (1) The purchased option cost is set at a price in accordance with the 1992 Stock Option Plan, as amended. The purchased option exercise price is set at a beginning average market price per share, net of the purchase cost, increased by a 10% annual rate compounded over five years.

                      The granted option exercise price is set at the beginning average market price per share. See Executive Compensation Pursuant to Plans - Stock Option Plans.

                      Purchased and granted options both vest three years from the date of grant. Options may only be exercised for an equal number of purchased portion shares and granted portion shares.

             (2) Based upon market value of $46.63 per share at date of grant.

         OPTION EXERCISES IN FISCAL YEAR 1995 AND
         FISCAL YEAR END OPTION VALUE

         The following table provides information on option exercises in fiscal year 1995 by the named executive officers and the value of such officers' options at March 31, 1995. Such information includes the effects of the amendment to the 1992 Stock Option Plan, as described in Matters to be Voted Upon - Ratification of Second Amendment to the 1992 Stock Option Plan.


                                                                   Number of Securities                 Value of Unexercised
                                                                 Underlying Unexercised               In-the-Money Options at
                                                               Options at Fiscal Year End                 Fiscal Year End
                                                         --------------------------------------  -----------------------------------
                        Shares Acquired       Value                                  Not                                   Not
      Name              on Exercise (#)    Realized ($)   Exercisable (#)      Exercisable (#)    Exercisable ($)    Exercisable ($)
- --------------------  ------------------  -------------  -----------------   ------------------  -----------------  ----------------
                                                               (1)                                      (2)                (2)
John P. Cashman           N/A                N/A              572,509              231,322          $24,356,297       $ 2,772,446

Aleksandar Erdeljan       N/A                N/A              572,509              231,322           24,356,297         2,772,446

Nicole S. Williams        N/A                N/A               34,306               76,018            1,050,376           761,325

Thomas J. Stuart          N/A                N/A               17,743               43,610              525,274           424,091

Dennis R. McGregor        N/A                N/A                 --                 24,388                 --             164,977

=================================================================================================================================

            (1) A significant portion of the options now exercisable for Messrs. Cashman and Erdeljan were granted in connection with their interests in the leveraged buy-out of the Company in June, 1989.

            (2)   Based upon market value of $50.25 per share at March 31, 1995.

         EXECUTIVE COMPENSATION PURSUANT TO PLANS

         The Company maintains certain compensation plans, programs and arrangements for the Company's executive officers and key employees. Set forth below is a brief description of each such plan, program or arrangement under which compensation or other benefits were paid to named executive officers during fiscal 1995 or are proposed to be paid in the future. In addition, set forth below is a brief description of termination of employment and change of control arrangements.

         Employment Agreements

         In June 1994, the Company entered into employment agreements with Mr. Cashman, Mr. Erdeljan and Ms. Williams. The agreements each provide for an initial term of employment of one year, automatically renewable thereafter for successive one year periods, unless terminated by either party to the agreement. The annual salary for both Mr. Cashman and Mr. Erdeljan under the agreements was established at $632,286 as of June 1, 1994, and the annual salary of Ms. Williams at $213,625. The Compensation Committee may adjust the salary of Mr. Cashman, Mr. Erdeljan or Ms. Williams for subsequent years.

         Mr. Cashman, Mr. Erdeljan, and Ms. Williams are entitled to participate in stock option plans which have been adopted by the Company (as described below) and in retirement and welfare benefit plans that are in effect or which may be adopted by the Company. In addition, Ms. Williams is eligible to participate in the Incentive Compensation Plan described below. Mr. Cashman made an election to waive irrevocably his participation in the R.P. Scherer Corporation Employees' Retirement Income Plan (the "Retirement Income Plan" described below). In lieu of participation in the Retirement Income Plan, the Company contributes annually an amount to a defined contribution retirement plan on behalf of Mr. Cashman, as set forth in the Summary Compensation Table for Fiscal Year 1995 above.

         Pursuant to each of these employment agreements, if the Company terminates the employment of Mr. Cashman, Mr. Erdeljan or Ms. Williams without cause or if Mr. Cashman, Mr. Erdeljan or Ms. Williams terminate for good reason (as set forth in each employment agreement) or if the Company properly notifies Mr. Cashman, Mr. Erdeljan or Ms. Williams of its intention to terminate their employment agreement on the termination date of the term of employment then in effect, the Company must pay the employee a monthly amount for twenty-four consecutive months after termination equal to one-twelfth of the employee's annual average salary for the prior twenty-four months, and also provide welfare plan benefits for twenty-four months in accordance with plan terms. The agreements further provide that in the event of physical or mental disability of Mr. Cashman, Mr. Erdeljan or Ms. Williams (as set forth in each employment agreement), the Company may terminate their employment and shall be obligated for similar benefits; however, such amount will be reduced by any amount received by Mr. Cashman, Mr. Erdeljan, or Ms. Williams, as the case may be, in respect of his or her disability from any employee benefit or disability plans maintained by the Company.

         Pursuant to their respective contracts, Mr. Cashman, Mr. Erdeljan and Ms. Williams have agreed to keep confidential all proprietary information relating to the Company's business obtained in the course of employment, and have agreed not to compete with the Company for a period of two years after termination of their respective employment.

         Retirement Plans

         Retirement Income Plan

         The Retirement Income Plan, a noncontributory qualified pension plan, provides for a defined benefit based on years of service and the employee's highest consecutive five-year average annual compensation. The Retirement Income Plan covers essentially all United States employees of the Company not represented by a collective bargaining agent for which a pension plan has been the subject of good faith bargaining and who meet certain eligibility requirements.

         Contributions to the Retirement Income Plan are made by the Company based upon the Participants' annual salaries, plus all other forms of cash compensation (including overtime, bonuses and commissions), and certain actuarial assumptions with regard to funding. During fiscal 1995, the Company accrued aggregate contributions for the Retirement Income Plan in an amount approximating 4.1% of such total compensation.

         Supplemental Plan

         In 1994, the limits on the amount of annual compensation that can legally be taken into account for purposes of determining pension benefits under the Retirement Income Plan were significantly reduced (originally $150,000, now adjusted for inflation to $153,250 but rounded to $150,000, as opposed to $235,840 which was in effect for
         1993) will impact the pensions of key management employees. In order to provide retirement benefits for key management employees based on annual compensation limits in effect prior to 1994, increased thereafter for cost of living, in 1994 the Company adopted the Supplemental Benefit Plan for Key Employees of R.P. Scherer Corporation (the "Supplemental Plan"), a nonqualified benefit plan. The Supplemental Plan provides benefits to key management employees only as designated by the Compensation Committee. Benefits under the Supplemental Plan will be provided pursuant to the same terms as the Retirement Income Plan, provided that the limit on compensation taken into account to determine benefits under the Supplemental Plan will be set at a base of approximately $242,000 in fiscal 1994, thereafter adjusted by a percentage based on cost of living increases, not to exceed 4% annually (the 1995 limit is $247,536). A key management employee's Supplemental Plan benefits will not be subject to Internal Revenue Code limits on annual additions applicable to qualified plans, but are offset by benefits payable to that employee under the Retirement Income Plan.

         Benefits Payable under the Plans

         The following table shows annual pension benefits payable on a straight life annuity basis, in various remuneration and years of service classifications, to employees under the Retirement Income Plan and the Supplemental Plan (jointly, the "Plans"), assuming retirement at age 65 in calendar 1995. Benefit amounts are not subject to reduction for Social Security payments. Benefit amounts may be offset by payments made under a prior plan of the Company or a plan sponsored by a foreign subsidiary or affiliate.


                                                     Annual Benefit for Years of Service Indicated
                                      ------------------------------------------------------------------------------
      Highest Consecutive
    Five Year Average Annual                Ten                Twenty                Thirty                Forty
          Compensation                     Years                Years                 Years                Years
- ---------------------------------     ----------------     -----------------    ------------------    --------------
         $125,000                         $17,400              $34,800              $ 52,200              $ 67,150
          150,000                          21,150               42,300                63,450                81,525
          175,000                          24,800               49,800                74,700                95,900
          200,000                          28,650               57,300                85,950               110,275
          225,000                          32,400               64,800                97,200               124,650
          250,000 (1)                      33,952               67,905               101,857               130,600
          300,000 (1)                      33,952               67,905               101,857               130,600
          350,000 (1)                      33,952               67,905               101,857               130,600
          400,000 (1)                      33,952               67,905               101,857               130,600
          450,000 (1)                      33,952               67,905               101,857               130,600
          500,000 (1)                      33,952               67,905               101,857               130,600
===================================================================================================================



        (1) The Retirement Income Plan as been amended effective January 1, 1994, as required by law, to limit compensation that may be taken into account by such plan after 1993 to $150,000 annually, as will be adjusted for cost-of-living increases. Accordingly, the Supplemental Plan provides additional benefits based on annual compensation limits in effect prior to the reduction of includible compensation to $150,000, but as increased for cost of living ($247,536 for calendar 1995).

         Credited service in the Plans for those individuals listed in Summary Compensation Table for Fiscal Year 1995 who are active participants is as follows: Mr. Erdeljan, 13.7 years (including years credited for service from 1978 to 1987 and from 1989 to the present); Ms. Williams,
         2.9 years; Mr. Stuart, 4.7 years; and Mr. McGregor, 1.4 years. Mr. Cashman has elected not to participate in the Retirement Income Plan. For purposes of the Plans, the final average compensation of such individuals as of January 1, 1995 was approximately as follows: Mr. Erdeljan, $228,731; Ms. Williams, $232,122; Mr. Stuart, $138,269, and
         Mr. McGregor, $132,445.

         401(k) Plan

         Eligible employees may also participate in a tax-qualified cash or deferred profit sharing plan known as the R.P. Scherer Corporation Savings Plan (the "401(k) Plan"). Under the 401(k) Plan, employees who have met eligibility standards may elect to reduce their annual compensation by up to 15%, to a maximum of $9,240 for the 1995 calendar year, and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan on behalf of each participant an additional amount equal to 50% of each participant's pretax contributions, but not to exceed the lesser of 3% of the participant's compensation or $500. All contributions are fully vested.

         Incentive Compensation Plan

         The purpose of the Incentive Compensation Plan is to provide certain key employees of the Company an incentive to promote the maximization of shareholder value over the long term.

         The Incentive Compensation Plan is administered by the Committee in conjunction with the full Board of Directors. Under the Incentive Compensation Plan, incentive compensation is directly linked to return generated through the employment of capital. This return, or EVA (as previously defined), is measured individually for each of the Company's major business divisions (each a "Unit") and equals the operating profit generated by each Unit less taxes and the cost of capital employed to generate such profit. The Incentive Compensation Plan rewards designated management employees in each Unit for increases in EVA and penalizes such employees for any decreases in EVA by deducting amounts from an employee's Bonus Bank, as described below.

         Management employees who are designated as participants ("Participants") by the Chairman and President of the Company and approved by the Committee are eligible to participate in the Incentive Compensation Plan. Currently approximately 18 employees are Participants in the Incentive Compensation Plan. The Participant(s) of each Unit are eligible to receive an EVA-based award (the "EVA Award") based on the performance of their Unit. The EVA Award each year for a Unit is comprised of two elements: the "Base Award" and the "Improvement Award." The Base Award is equal to a pre-determined percentage of the aggregate annual salary of a Unit's Participants and is earned for an applicable year if the prior year's EVA level for the Unit is achieved. The Improvement Award is based on a percentage of the increase or decrease in EVA from the prior year's EVA. Improvement Awards which exceed a pre-determined percentage of a Participant's base salary are deferred and credited to the Participant's account ("Bonus Bank"). These amounts are subject to loss if subsequent performance deteriorates. One-third of the balance in a Participant's Bonus Bank (if it is positive) is paid out each succeeding year in which a Participant earns a new bonus under the Incentive Compensation Plan. The relationship between EVA achievement and percentages of salary awarded as EVA Award is determined by the Committee.

         The Incentive Compensation Plan provides that 25% (or such other percentage set by the Compensation Committee) of the EVA Award for each current year, subject to certain limits, is used to purchase stock options under the Company's 1992 Stock Option Plan (as described below). Once options have been purchased from such portion of a year's EVA Award, and to the extent that options remain available for purchase under the Stock Option Plan, then up to 25% of additional amounts distributed from the Bonus Bank, if any, will be used to purchase such options.

         The Board of Directors may amend, suspend or terminate the Incentive Compensation Plan upon the recommendation of the Committee and, as required, with stockholder approval, provided that no such change in the Incentive Compensation Plan will be effective to eliminate or diminish the distribution of any award that has been allocated to a Participant's Bonus Bank prior to the date of such change.

         Discretionary Awards

         In addition to the EVA Award under the Incentive Compensation Plan, the Committee may, at the recommendation of the Chairman and President, grant to key members of management a discretionary award, generally up to 10% of salary, which is a function of their performance against a pre-determined set of primarily qualitative objectives. The discretionary award is paid in cash following the year in which it is earned.

         Stock Option Plans

         1992 Stock Option Plan

         The purpose of the 1992 Stock Option Plan is to aid the Company in retaining and attracting capable management employees and to provide an inducement to such employees to promote the best interests of the Company by enabling and encouraging them to acquire stock ownership in the Company.

         The 1992 Stock Option Plan is administered by the Committee, which has the authority to grant options and set the terms and conditions of each grant. The 1992 Stock Option Plan authorizes a total of 1,800,000 shares of Common Stock to be issued upon exercise of options granted thereunder. Under the terms of the 1992 Stock Option Plan any management employee of the Company who is eligible to receive a bonus under the Incentive Compensation Plan or such other management employee designated by the

         Committee is eligible to receive options under the 1992 Stock Option Plan. Currently, there are 23 participants in the 1992 Stock Option Plan ("Optionee"). The Committee also has the authority to ensure that the 1992 Stock Option Plan complies with foreign law and practices.

         Each option grant under the 1992 Stock Option Plan represents the right to purchase a number of shares of Common Stock of the Company and consists of two portions: a purchased portion and a granted portion. The purchased portion for a participating management employee is determined by applying 25% (or such other percentage set by the Committee) of such employee's bonus under the Company's Incentive Compensation Plan (or such other compensation designated by the Committee to be applied to purchase options), to purchase stock options at a cost per share option as determined under the provisions of the Plan. The designated stock price equals the average market value per share of the Common Stock over a two month period which includes the first month of the fiscal year in which the option is granted and the last month of the preceding fiscal year (the "Average Stock Price"). The exercise price for the purchased portion is fixed on the grant date and equals the Average Stock Price, net of the purchase cost, increased at a 10% annual rate compounded over five years. The granted portion represents the right to purchase an additional number of shares equal to the number of shares which make up the purchased portion and is exercisable at the Average Stock Price. Options may be exercised in whole or in part, but may only be exercised for an equal number of purchased portion shares and granted portion shares.

         Options become exercisable on the third anniversary of the date of their grant, provided that the Committee may accelerate the time at which any option may be exercised. Each option granted under the 1992 Stock Option Plan will expire on the day following the seventh anniversary of the date when granted, unless such option shall have expired earlier under the provisions of the Plan or the Committee shall have extended the time in which such options may be exercisable.

         The Board of Directors may amend or terminate the 1992 Stock Option Plan, but may not (i) without the consent of the Optionees, alter or impair any rights or obligations under any option theretofore granted, or (ii) make any alternation in the 1992 Stock Option Plan that would cause the 1992 Stock Option Plan to fail to comply with any requirement of applicable law or regulation, if such revision or amendment were not approved by the stockholders of the Company, unless and until stockholder approval of such revision or amendment is obtained.

         The number of share options granted under the 1992 Stock Option Plan in fiscal 1995, and the purchased portion cost and exercise price of such options are pending shareholder ratification of the amendment to the 1992 Stock Option Plan. See Matters to be Voted Upon - Ratification of Second Amendment to the 1992 Stock Option Plan. Under such amendment, options to purchase a total of 484,454 shares are to be granted under the 1992 Stock Option Plan for fiscal 1995. For such fiscal 1995 grants, the purchased portion, costing $2.08 each, is exercisable at $57.05 per share, and the granted portion is exercisable at $37.51 per share. For persons named in the Summary Compensation Table for Fiscal Year 1995 and all executive officers as a group, the following options were granted under the 1992 Stock Option Plan (as amended), all for fiscal 1995: John P. Cashman, 77,702 shares; Aleksandar Erdeljan, 77,702 shares; Nicole S. Williams, 36,562 shares; Thomas J. Stuart, 21,908 shares; Dennis R. McGregor, 17,492 shares; and all executive officers as a group, 231,366 shares. A total of 253,088 share options were granted to other non-executive officer employees for fiscal 1995. No compensation expense was recorded by the Company in connection with the 1992 Stock Option Plan for fiscal 1995. A total of 271,846 options for common stock remain available for future grant under the 1992 Stock Option Plan.

         As of July 24, 1995, the last sale price of the Common Stock on the New York Stock Exchange was $44.50 per share.

         1990 Stock Option Plans

         The Company implemented three Stock Option Plans in November 1990: the 1990 Nonqualified Stock Option Plan, the 1990 Nonqualified Performance Stock Option Plan A, and the 1990 Nonqualified

         Performance Stock Option Plan B (collectively, the "1990 Stock Option Plans") A total of 1,239,612 options for shares of Common Stock were authorized for issuance to key management personnel under the 1990 Stock Option Plans. As a group, all current executive officers hold 998,186 options under the 1990 Stock Option Plans.

         The 1990 Stock Option Plans are administered by the Committee. Each option granted under the 1990 Stock Option Plans will expire no later than the day following the 10th anniversary of the date granted, unless such option shall have expired earlier under the provisions of the 1990 Stock Option Plans. Options granted under the 1990 Stock Option Plans, as amended, may be transferred by an Optionee to a grantor trust under certain conditions, if the transfer is approved by the Compensation Committee. The Board of Directors may alter or amend the 1990 Plans or alter or amend any and all Option Agreements thereunder; provided, that no such action may alter the provisions of any outstanding Stock Option Agreement to the detriment of an Optionee without the Optionee's consent.

         During fiscal 1995, an additional 16,575 options were granted to other employees of the Company, and 5,257 options were exercised, leaving 1,084,983 options outstanding at year-end. All options granted under the 1990 Stock Option Plans have an exercise price of $5.49 per share. No commitments exist to exercise any options granted under the 1990 Stock Option Plans and the Company has no present plans to grant the remaining Options authorized for the 1990 Stock Options Plans. Approximately $0.3 million of compensation expense was recorded for the 1990 Stock Option Plans in fiscal 1995.

         As of July 24, 1995, the last sale price of the Common Stock on the New York Stock Exchange was $44.50 per share.

         Federal Income Tax Consequences of the 1992 and 1990 Stock Option Plans

         The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Company's stock option plans. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

         The grant of an option generally will not result in taxable income to the Optionee at the time of grant. In general, upon the exercise of options by the payment of cash, the Optionee will recognize ordinary income (and the Company will be entitled to a deduction if certain withholding requirements are met, subject to deductible limits on executive compensation under Section 162(M) of the Internal Revenue Code, where applicable) in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

         Any subsequent disposition of the shares acquired pursuant to an option will result in gain or loss to the Optionee in an amount equal to the difference between the sale price and the Optionee's basis in the Common Stock at the date of exercise. An Optionee's basis for the Common Stock for purposes of determining his gain or loss on subsequent disposition of the shares generally will be the fair market value of the Common Stock on the date of exercise of the Option.

         Pursuant to the terms of the 1992 and 1990 Stock Option Plans, the time at which options may be exercised due to a merger, consolidation or other reorganization of the Company with or into another entity may be accelerated. Under certain circumstances, such acceleration may result in an excess parachute payment and the imposition of an excise tax payable by the Optionee and the loss of a deduction to the Company under Section 280(G) of the Internal Revenue Code with respect to any amounts which are deemed to be excess parachute payments.

         MATTERS TO BE VOTED UPON

         ELECTION OF DIRECTORS

         There are currently eight members of the Board of Directors whose names and background information are described above under Directors. All of the current members of the Board of Directors are nominated to be re-elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and have qualified. The persons named in the accompanying proxy will vote all shares for which they have received proxies for the election of the nominees unless contrary instructions are given. In the event that any nominee should become unavailable, shares will be voted for such other person or persons as may be nominated by management. Management has no reason to believe that nominees will be unable to serve. Directors are elected by plurality vote.

         RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed Arthur Andersen LLP to audit the accounts of the Company for the fiscal year ending March 31, 1996, subject to the ratification of such appointment by the affirmative vote of holders of a majority of the outstanding shares entitled to vote at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1996. THE VOTE REQUIRED FOR SUCH RATIFICATION IS A FAVORABLE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES PRESENT IN PERSON OR BY PROXY AND ENTITLED TO BE VOTED AT THE ANNUAL MEETING.

         RATIFICATION OF SECOND AMENDMENT TO THE 1992 STOCK OPTION PLAN

         At the Annual Meeting of Stockholders, the stockholders will be asked to ratify a second amendment to the 1992 Stock Option Plan (the "Option Amendment") relating to the method of determining the cost of options purchased under the 1992 Stock Option Plan. The Option Amendment is generally expected to have the effect of reducing the purchase cost for purchased portion options, thereby both increasing the number of options a participant is required to purchase and increasing the exercise price of such purchased options. Following the recommendation of the Compensation Committee, the disinterested members of the Board of Directors have unanimously approved the Option Amendment. Adoption of the Option Amendment is subject to stockholder ratification.

         The principal features of the Option Amendment are summarized below. For additional information with respect to the 1992 Stock Option Plan, see Executive Compensation Pursuant to Plans - Stock Option Plans. The Option Amendment is set forth as Exhibit A to this Proxy Statement. The following summary of the material features of the Option Amendment does not purport to be complete, and is qualified in its entirety by reference to Exhibit A and the 1992 Stock Option Plan.

         Summary Description of the Option Amendment

         The 1992 Stock Option Plan provides that each participant must purchase a number of stock options determined by dividing 25% (or such other percentage set by the Compensation Committee) of such participant's annual bonus under the Company's Incentive Compensation Plan (or such other compensation designated by the Compensation Committee) by a predetermined purchase cost for each option. (An additional equal number of options for shares of common stock known as the granted portion options, are also granted to participants.)

         Prior to the Option Amendment, the purchase cost was equal to 10% of an average market value per share of the Company's Common Stock at the beginning of the applicable fiscal year. As a result of the significant appreciation in the market value of the Company's Common Stock over the past several years, the purchase cost increased to levels which had the effect of substantially reducing the number of options which a participant had to purchase. The Compensation Committee determined that a change in the method of computing the purchase cost was appropriate in order to preserve the original purposes of the 1992 Stock Option Plan. One of the primary purposes is to provide an inducement to key management employees to promote the best interests of the Company through the opportunity to acquire meaningful stock ownership.

         The Option Amendment will change the method of determining the purchase cost as a means of increasing the number of options a participant is required to purchase. Under the provisions of the Option Amendment, the purchase cost per option (or "Applicable Amount" as therein defined) will be equal to either (i) $1.80 (10% of the price per share of Common Stock at the time of the Company's initial public offering in fiscal year 1992), increased by an inflationary factor of 5% compounded annually beginning with fiscal year 1993, or (ii) such other value as may be determined by the Compensation Committee. The exercise price for purchased options is equal to an average market value per share of the Company's Common Stock at the beginning of the applicable fiscal year, net of the purchase cost, increased at a 10% annual rate compounded over five years. The provisions of the Option Amendment would only apply to options granted for fiscal year 1995 and subsequent years.

         For fiscal year 1995, the purchase cost would be reduced under the Option Amendment, and will result in the exercise price for purchased options being correspondingly higher for fiscal 1995 option grants. Management anticipates that the Option Amendment will have the effect of increasing both the quantity and exercise price of options purchased for future fiscal years as well.

         The following compares the purchased cost, number of options to be purchased and exercise price for each purchased option before and after reflecting the provisions of the Option Amendment for fiscal year 1995 grants.


                                                  Before Option               After Option
                                                    Amendment                   Amendment
                                              ------------------------    ----------------------
         Purchase Cost per Option                       $3.75                      $2.08
         Total Number of Purchased Options             134,321                     242,227
         Exercise Price for Purchased Options           $54.37                     $57.05

         As provided for under the 1992 Stock Option Plan, for each option purchased a participant receives one granted option. The Option Amendment, however, in no way affects the exercise price for the granted portion of options received through the 1992 Stock Option Plan.

         See Option Grants for Fiscal Year 1995 and Stock Option Plans - 1992 Stock Option Plan herein for the quantity of options to be granted to the executive officers and other employees under the 1992 Stock Option Plan, as amended.

         THE BOARD OF DIRECTORS, EXCLUDING INTERESTED DIRECTORS, RECOMMENDS A VOTE FOR THE 1992 OPTION AMENDMENT. THE VOTE REQUIRED FOR APPROVAL OF THE OPTION AMENDMENT IS A FAVORABLE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

         OTHER MATTERS

         The Company does not know of any business other than that described above to be presented for action to the stockholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein as attorneys-in-fact and agents unless contrary instructions are received.

         The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone and telegraph, as well as by use of the mails. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that connection. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration.

         The Annual Report of the Company for the fiscal year ending March 31, 1995, including certified financial statements, has been furnished to all persons who were stockholders of record of the Company on the record date for the Annual Meeting.

         A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder during business hours, for any purpose germane to the meeting, from August 29, 1995 through September 12, 1995 at the World Headquarters of R.P. Scherer Corporation, 2075 West Big Beaver Road, Troy, Michigan 48084.

         PROPOSALS OF SECURITY HOLDERS

         A proposal by a security holder intended to be presented at the Company's next annual meeting of stockholders and to be included in the proxy statement therefor must be received at the Company's principal executive offices at 2075 West Big Beaver Road, Troy, Michigan 48084, to the attention of the Corporate Secretary, no later than April 24, 1996.

         AVAILABILITY OF FORM 10-K

                  THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH STOCKHOLDER, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE ADDRESSED TO: NICOLE S. WILLIAMS, CORPORATE SECRETARY, R.P. SCHERER CORPORATION, 2075 WEST BIG BEAVER ROAD, P.O. BOX 7060, TROY, MICHIGAN 48007-7060.

              PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT

                   PROMPTLY IN THE ENCLOSED REPLY ENVELOPE TO

                       WHICH NO POSTAGE NEED BE AFFIXED IF

                          MAILED IN THE UNITED STATES.

                                                                       EXHIBIT A

                    SECOND AMENDMENT TO STOCK OPTION PLAN OF
                    R.P. SCHERER CORPORATION AND SUBSIDIARIES

                             (AS AMENDED JULY 1994)

        1. Amendment to Preamble. The second sentence of the last paragraph of the preamble of the Stock Option Plan of R.P. Scherer Corporation and Subsidiaries ("Plan") is amended to read in its entirety, effective June 6, 1995, as follows:

                The purchase portion of a particular option for an applicable management employee will be determined by applying 25% (or such other fraction set by the Compensation Committee) of such management employee's Bonus or Designated Compensation (as hereinafter defined) to purchase, at a predetermined price, the right to acquire shares of the Company's common stock upon payment of the appropriate exercise price.

        2. Amendment to Article 1. Article 1, Section 1.2 of the Plan is amended to read in its entirety, effective for option grants for Fiscal Year 1995 and subsequent periods, as follows:

                "Applicable Amount" means, (i) the value equating to $1.80 increased by a factor of 5%, compounded annually beginning with the Fiscal Year 1993, or (ii) such other value as may be determined from time to time by the Committee (as hereinafter defined).

        3. Amendment to Article 3. Article 3, Section 3.3(a)(i), is amended to read in its entirety, effective June 6, 1995, as follows:

                (A) 25% (or such other fixed percentage as the Committee may determine will be applicable with respect to any particular selected management Employee) of the Bonus or the Designated Compensation paid to each selected management Employee, divided by (b) the Applicable Amount (the "Purchased Portion Shares"); plus

IN WITNESS WHEREOF, R.P. Scherer Corporation has adopted this Amendment this ____ day of ________________________, 19 ____.

ATTEST:                                              R.P. SCHERER CORPORATION

_________________________                            By: _______________________
Secretary                                                Its: __________________

                              R.P. SCHERER CORPORATION

                           ANNUAL MEETING OF SHAREHOLDERS
    P
                                 SEPTEMBER 12, 1995
    R
         Revoking any prior appointment, the undersigned hereby appoints J.
    O CASHMAN, A. ERDELJAN and N. WILLIAMS and each of them, attorneys-in-fact and agents with power of substitution, to vote as
    X Proxy for the undersigned as herein stated, at the Annual Meeting of Stockholders of R.P. Scherer Corporation to be held at The Townsend
    Y Hotel, 100 Townsend Avenue, Birmingham, Michigan on September 12, 1995, beginning at 1 P.M. local time, and at any adjournment thereof, with respect to the number of shares of common stock of R.P. Scherer Corporation the undersigned would be entitled to vote if personally present.

            Election of Directors, Nominees:                               (change of address)
            John E. Avery, John P. Cashman, Aleksandar Erdeljan,           _____________________________________
            Frederick Frank, Lori G. Koffman, Louis Lasagna, Robert H.     _____________________________________
            Rock, James A. Stern                                           (If you have written in the above
                                                                           space, please mark the
                                                                           corresponding box on the reverse
                                                                           side of this card.)

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES
    IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                SEE REVERSE
                                                                   SIDE

       /X/  PLEASE MARK YOUR                     SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.

                     FOR      WITHHELD                             FOR       AGAINST     ABSTAIN

1. Election of       / /        / /          2.  Ratification      / /        / /          / /
   (see reverse)                                 of the
   Directors                                     appointment of
                                                 auditors for
For, except vote withheld                        Fiscal 1996
from the following                           3. Ratification       / /        / /         / /
nominee(s):                                     of Second
________________________________                Amendment
                                                to the 1992
                                                Stock Option
                                                Plan

                                                         FOR       AGAINST     ABSTAIN
4. In accordance with their discretion on                / /        / /          / /
   any other matters which may properly
   come before the meeting.

Change                                            The undersigned acknowledges receipt
of           / /                                  of the Notice of Annual Meeting of Stockholders
Address                                           and the Proxy Statement dated July 28, 1995.

Attend                                            When shares are held by joint tenants, both should
Meeting     / /                                   sign. When signing as attorney, executor,
                                                  administrator, trustee or guardian, please give full
                                                  title as such. If a corporation, please
                                                  sign in full corporate name by President or other
                                                  authorized officer. If a partnership, please sign in
                                                  partnership name by an authorized person.



SIGNATURE(S) __________________________________________________   DATE  _________________________     PLEASE MARK, SIGN, DATE AND
                                                                                                    RETURN THIS PROXY CARD PROMPTLY
                                                                                                      USING THE ENCLOSED ENVELOPE.
SIGNATURE(S) __________________________________________________   DATE  ________________________

     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                EXHIBIT INDEX
                                -------------



EXHIBIT
NUMBER          DESCRIPTION
- -------         -----------

  99 Supplemental information - Stock Option Plan of R.P. Scherer Corporation and Subsidiaries, amended, July, 1995.